Form 10KSB, Exhibit 13
period 1995-06-30
WASATCH EDUCATION SYSTEMS CORP /UT/
filed 1995-10-13
CIK 837987

EXHIBIT 10.57

THE ORIGINAL COMMON STOCK WARRANT WAS ISSUED BY THE COMPANY PURSUANT TO THE LOAN AGREEMENT, DATED DECEMBER 31, 1991, APRIL 16, 1993, JULY 14, 1993 AND FEBRUARY 1, 1994, BETWEEN THE COMPANY AND THE PURCHASER, AS DEFINED BELOW. THIS AMENDED AND RESTATED COMMON STOCK WARRANT HAS BEEN ISSUED UPON SURRENDER OF THE EXISTING COMMON STOCK WARRANT PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF JUNE 30, 1995.



					                    		Debtor Name: Wasatch Education Systems Corporation
		                    					Exhibit B-8 to Stock Purchase Agreement
		                    					Document defined as "Restated Warrant"





Originally Issued as of December 31, 1991,   			(1)	Aggregate Price:
April 16, 1993, April 25, 1993, July 14, 1993,	    	$579,773.00
and February 1, 1994
						                                         	(2)	Warrant Price:
Restated as of the 30th day			                    		$0.50					,
of  June		, 1995			                              			subject to adjustment as
                                                    provided herein

			           	                              			(3)	Number of Shares Currently
                                               Subject to	Warrant: 1,159,546,



NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 SECURITIES ACT"), OR QUALIFIED OR REGISTERED UNDER CALIFORNIA OR OTHER APPLICABLE SECURITIES LAWS ("STATE SECURITIES LAWS"), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE 1933 SECURITIES ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.


	                      RESTATED COMMON STOCK WARRANT



	This certifies that TECHNOLOGY FUNDING SECURED INVESTORS II, A CALIFORNIA LIMITED PARTNERSHIP ("Purchaser"), whose principal executive office is located at 2000 Alameda de las Pulgas, San Mateo, California 94403, or any party to whom this Warrant is assigned in compliance with the terms hereof (Purchaser and any such assignee being hereinafter sometimes referenced as "Holder"), is entitled to subscribe for and purchase, during the period commencing at the issue date set forth above and ending at 5:00 p.m., San
Mateo, California, local time, on June 30, 2000, the number of shares of fully paid and nonassessable Common Stock of WASATCH EDUCATION SYSTEMS CORPORATION, a Utah corporation (the "Company"), that have an aggregate purchase price equal to the Aggregate Price as definedbelow. The purchase price of each such share shall be equal to the Warrant Price, as defined below. This Warrant was issued to Purchaser pursuant to the Stock Purchase Agreement (as defined below). Capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Stock Purchase Agreement.

	DEFINITIONS

	1.1 "Additional Warrant Terms" shall mean the additional provisions set forth on Exhibit "A". Any reference to a Section or Article of this Warrant shall be deemed for all purposes hereof to additionally refer to the corresponding Section or Article of the Additional Warrant Terms set forth on Exhibit "A". In the case of any inconsistency, the terms set forth on Exhibit "A" shall control over the terms in the main body of this Warrant
(this uniform part of the Warrant being referred to as the "Standard Warrant Terms"). As to this particular Warrant, the Sections in the Standard Warrant
 Terms which are affected or modified by the Additional Warrant Terms include
, but are not necessarily limited to, the following:

1.2, 1.11, 3.1


	1.2 "Aggregate Price" shall mean the price set forth in or determined by the
Additional Warrant Terms attached as Exhibit "A" hereto.

	1.3 "Common Stock Equivalents" means Convertible Securities and Rights.

	1.4 "Convertible Securities" means any securities which are directly or indirectly convertible into Common Stock.

	1.5 "Dilution Sale" shall refer to circumstances where the Company issues or sells shares of its Common Stock for a price per share less than the Warrant
Price as adjusted and then in effect, or issues or sells Common Stock
Equivalents in a manner described in Section 3.4 (in each case, other than:
(i) in a transaction or as the result of a transaction described in Sections
3.2, 3.3 or 3.5 hereof, (ii) Common Stock or Common Stock Equivalents issued to any employee, officer, director, consultant or other individual performing services for the Company pursuant to a stock option, stock purchase or other equity incentive plan for employees or other persons performing services for the Company and which plan is approved by the Board of Directors, or (iii)
upon exercise or conversion of Common Stock Equivalents outstanding on the date of original issue of this Warrant).

	1.6 "Effective Price" means the quotient obtained by dividing (i) Minimum Consideration by (ii) Maximum Shares Upon Exercise.

	1.7 "Stock Purchase Agreement" shall mean the Stock Purchase Agreement between the Purchaser and the Company, dated as of the 30th day of June, 1995.

	1.8 "Maximum Shares Upon Exercise" means the maximum number of shares of Common Stock issuable under a Common Stock Equivalent upon complete exercise and full conversion of all Rights and Convertible Securities represented thereby, computed without regard to contingent adjustments to the number of shares issuable upon such exercise and conversion (other than adjustments caused solely by the passage of time which increase the number of shares issuable upon exercise and conversion).

	1.9 "Minimum Consideration" means the minimum aggregate consideration paid or payable at any time for the purchase of the Common Stock Equivalents and for complete exercise and full conversion of the Common Stock Equivalents, computed without regard to contingent adjustments to exercise or conversion price (other than adjustments caused solely by the passage of time which reduce such minimum aggregate consideration).

	1.10 "Rights" means any options, warrants, or rights to purchase Common Stock or Convertible Securities.

	1.11 "Warrant Price" shall mean the purchase price of each such share as set forth in or determined by the Additional Warrant Terms on Exhibit "A" hereto
, as such amount may be adjusted from time to time pursuant to the terms hereof.

                               ARTICLE II
	                         EXERCISE AND PAYMENT

	2.1 Cash Exercise. The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, located at the address set forth on the signature page hereof, accompanied by the form of Notice of Cash Exercise attached hereto as Exhibit "B-1", and by the payment to the Company, by cash or by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares being purchased.

	2.2 Net Issue Exercise.  In lieu of exercising this Warrant pursuant to
Section 2.1, Holder may elect to receive shares equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with the form of Notice of Cashless Exercise attached hereto as Exhibit "B-2", in which event the Company shall issue to Holder a number of shares of the Company's Common Stock computed using the following formula:

			X = Y (A-B)
			        A

Where X = the number of shares of Common Stock to be issued to Holder.

	  Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

	  A = the fair market value of one share of the Company's
		 Common Stock (at the date of such calculation).

	  B = Warrant Price (as adjusted to the date of such calculation).

	2.3 Fair Market Value. For purposes of this Article II, fair market value of one share of the Company's Common Stock shall mean:

	  (i) The average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ National Market System ("NMS") or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall
Street Journal for the ten (10) trading days prior to the date of determination of fair market value; or

	  (ii) If the Common Stock is not traded Over-The-Counter, on the NMS or on an exchange, the per share fair market value of the Common Stock shall be as determined by mutual agreement of the Company and the Holder; provided, however that if such agreement cannot be reached within twenty (20) calendar days, such value shall be determined by an independent appraiser appointed in good faith by the Company's Board of Directors.  The cost of such appraisal shall be borne by the Company.

	2.4 Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the remaining unexercised Aggregate Price shall also be issued to Holder at such time.

	2.5 Automatic Exercise. To the extent this Warrant is not previously exercised, and if the fair market value of one share of the Company's Common Stock is greater than the Warrant Price, as adjusted, this Warrant shall be deemed automatically exercised in accordance with Section 2.2 hereof (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Company's Common Stock upon such expiration shall be the fair market value determined pursuant to Section 2.3 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 2.5, the Company agrees to notify Holder within a reasonable period of time of the number of shares of the Company's Common Stock, if any, Holder is to receive by reason of such automatic exercise.

	2.6 Stock Fully Paid; Reservation of Shares. The Company covenants and agrees that all securities which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

	2.7 Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereof; in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share by delivering payment equal to the appropriate portion of the then effective Warrant Price.


                                  ARTICLE III
      	CERTAIN ADJUSTMENTS OF NUMBER OF SHARES PURCHASABLE AND WARRANT PRICE


	The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

	3.1 Weighted Average Adjustment. If the Company issues or sells shares of its Common Stock in a Dilution Sale:

	  3.1.1 Subject to Section 3.1.4 below, the Warrant Price shall be adjusted to an amount equal to the quotient obtained by dividing (i) the sum of (a)
Aggregate Price, plus (b) the consideration received by the Company from all sales subsequent to the original issue of this Warrant of (X) Common Stock
(excluding sales of Common Stock pursuant to stock option, stock purchase or other equity incentive plans for employees or other persons performing services for the Company if such plan is approved by the Board of Directors),
(Y) Common Stock Equivalents sold in Dilution Sales, plus (Z) Convertible
Securities as provided in Section 3.1.2, by (ii) a number equal to the sum of
(a) Aggregate Price divided by the initial Warrant Price as adjusted for stock splits, combinations of shares and stock dividends as set forth in
Sections 3.3 and 3.5 but not as previously adjusted by Section 3.1 or 3.4, plus (b) the sum of (X) number of shares of Common Stock issued subsequent to the original issue of this Warrant (excluding sales of Common Stock pursuant to stock option, stock purchase or other equity incentive plans for employees or other persons performing services for the Company if such plan is approved by the Board of Directors), (Y) the Maximum Shares Upon Exercise
of Common Stock Equivalents sold in Dilution Sales subsequent to the original issue of this Warrant, plus (Z) the Maximum Shares Upon Exercise of
Convertible Securities which are not debt securities issued subsequent to the original issue of this Warrant (as provided in Section 3.1.2), in all cases adjusted for stock splits, combinations of shares and stock dividends occurring after the date of issue of the relevant security.

	  3.1.2 For purposes of Section 3.1.1, the sale of Convertible Securities which are not debt securities, if such sale is not a Dilution Sale, shall be treated as the sale of a number of shares of Common Stock equal to the Maximum Shares Upon Exercise relating to such Convertible Securities at a consideration equal to the product of (i) the Effective Price and (ii) the Maximum Shares Upon Exercise. Debt securities not sold in Dilution Sales shall be excluded from calculations under Section 3.1.1.

	  3.1.3 If a sale occurs prior to the date the Warrant Price is fixed under the Additional Warrant Terms, and such sale would be a Dilution Sale based on such initial price, then the Warrant Price when determined shall be adjusted as set forth herein to reflect all such Dilution Sales. This Section 3.1.3 applies if the Warrant Price is not fixed and is therefore subject to adjustment by the Additional Warrant Terms, i.e., in the event the Additional
Warrant Terms specify adjustment to the Warrant Price separate and apart from that provided by these Standard Warrant Terms.  In the event the Warrant
Price is initially fixed by the Additional Warrant Terms, this Section 3.1.3 shall not be applicable.

	3.1.4 Under no circumstances shall the Warrant Price be increased as a result of Sections 3.1, 3.4.1 or 3.4.2.

	3.2 Reclassification, Consolidation or Merger. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant of like form, tenor and effect and which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall be as nearly equivalent in all substantive respects as practicable to this Warrant, and the adjustments provided in this Article III and the provisions of this
Section 3.2 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

	3.3 Subdivision or Combination of Shares.  If the Company shall at any time while this Warrant remains outstanding and less than fully exercised: (i)
divide its Common Stock, the Warrant Price shall be proportionately reduced;
or (ii) shall combine shares of its Common Stock, the Warrant Price shall be proportionately increased.

	3.4 Issue or Sale of Common Stock Equivalents.

	  3.4.1 The issue or sale of Common Stock Equivalents (excluding Common Stock and Common Stock Equivalents issued pursuant to any stock option, stock purchase or other equity incentive plan for employees or other persons performing services for the Company and which plan is approved by the Board of Directors) for an Effective Price less than the Warrant Price, as adjusted and as then in effect, shall be a Dilution Sale and the Warrant Price shall be adjusted as set forth in Section 3.1 hereof, provided that for the purposes of such adjustments: (i) the consideration received for such Dilution Sale shall be the Minimum Consideration received in such sale; and
(ii) the number of shares issued in the present Dilution Sale shall be the Maximum Shares Upon Exercise for such Common Stock Equivalents.

	  3.4.2 In the event a Dilution Sale or other sale of Common Stock Equivalents has occurred during the term hereof and a contingent event not considered in the computation of Minimum Consideration or Maximum Shares Upon Exercise occurs, which if considered at the time of the Dilution Sale or at the time of another sale of Common Stock or Common Stock Equivalents would have had the effect of reducing the Warrant Price, the Warrant Price shall be retroactively adjusted to reflect such contingent event and additional shares of Common Stock or other securities as required hereunder shall be issued to Holder, if it previously exercised all or any part of its rights hereunder, to reflect the additional shares to which Holder would have been entitled had the retroactively adjusted Warrant Price been in effect on the date of exercise of such rights.

	  3.4.3 If the Company has issued Common Stock Equivalents subsequent to the date of original issue of this Warrant, and any of said Common Stock
Equivalents subsequently expire without being converted or exercised, by reason of lapse of time or otherwise and (except payment of the principal, interest and a reasonable prepayment premium or the redemption price and a reasonable redemption premium in the case of a convertible note or preferred stock voluntarily paid or redeemed by the Company, respectively) without payment of any kind or nature to, or for the direct or indirect benefit of, any present or prior holder of the Common Stock Equivalents by any party in connection with such Common Stock Equivalents, then, and in such event, the
Warrant Price shall be recalculated and adjusted in accordance with Section 3 hereof as if such Common Stock Equivalents had never been issued by taking into account all events which would have been Dilution Sales if such Common
Stock Equivalents are disregarded; provided, however, that this Section 3.4.3 shall not have any effect on any exercise of this Warrant prior to the expiration date of such expired Common Stock Equivalents.

	  3.4.4 An amendment to the terms and conditions of a Common Stock Equivalent (e.g., an amendment to the Company's Articles or Certificate of Incorporation) which has the effect of reducing the Effective Price of such Common Stock Equivalent shall be treated for purposes of Section 3 of this Warrant as the sale of new Common Stock Equivalents for the consideration previously received upon sale of such Common Stock Equivalent prior to such amendment. Such new sale shall be deemed to have occurred on the effective date of such amendment. Concurrent with such date for purposes of Section 3 of this Warrant, the Common Stock Equivalents to be amended which are issued and outstanding immediately prior to such amendment shall be deemed to be terminated without exercise or conversion and the Warrant Price shall be adjusted pursuant to Section 3.4.3. Such adjustment to the Warrant Price pursuant to Section 3.4.3 shall be made before the adjustment to the Warrant Price required under this Section 3.4.4.

	3.5 Stock Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend payable in, or make any other distribution to holders of, Common Stock or Common Stock Equivalents (except any distribution described in Sections 3.2 and 3.3 hereof) then the Warrant Price shall be adjusted to that price determined by multiplying the Warrant Price then in effect by a fraction, the numerator of which shall be the sum of (i) the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the Maximum Shares Upon Exercise of all Common Stock Equivalents outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the sum of (i) the total number of shares of Common Stock outstanding immediately after such dividend or distribution and (ii) the Maximum Shares Upon Exercise of the total Common Stock Equivalents outstanding after such dividend or distribution.

	3.6 Dilution in Case of Other Stock or Securities.  In case any securities, other than Common Stock of the Company, shall at the time be receivable by
Holder upon the exercise of this Warrant, and in case any additional shares of such securities or any securities convertible into or exchangeable for such securities shall be issued or sold for a consideration per share such as to dilute the purchase rights evidenced by this Warrant, then and in each such case the Warrant Price and the number of shares purchasable hereunder shall be adjusted substantially in the manner provided in this Section 3, so as to protect Holder against the effect of such dilution.

	3.7 Expenses Deducted.  For purposes of this Section 3, upon any issuance or sale of any Common Stock, Common Stock Equivalents, or other securities, the consideration received therefor shall be deemed to be the amount received by the Company (after deducting underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, to the extent that the aggregate of all such commissions and expenses exceed 15% of the consideration received by the Company).

	3.8 Determination of Value of Non-Cash Consideration.  Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any shares of Common Stock, Common Stock Equivalents, or other securities, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company.  In case any Common Stock or Common Stock Equivalents shall be issued or sold together with other securities or assets of the Company for a consideration which covers both, the consideration for the issue or sale of such Common Stock or
Common Stock Equivalents shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board of Directors of the Company.

	3.9 Other Action Affecting Common Stock. If the Company takes any action affecting its Common Stock after the date hereof, other than an action described in any of Sections 3.1 through 3.6 hereof inclusive, which would have an adverse effect upon Holder's rights hereunder, the Warrant Price shall be adjusted downward and the number of shares purchasable hereunder adjusted upward in such manner and at such time as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

	3.10 Time of Adjustments to the Warrant Price. All adjustments to the Warrant Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective as of the earlier of:

	  (i) the date of issue of the security causing the adjustment;

	  (ii) the date of sale of the security causing the adjustment;

	  (iii) the effective date of a division or combination of shares;

	  (iv) the record date of any action of holders of any class of the Company's capital stock taken for the purpose of entitling shareholders to receive a distribution or dividend payable in Common Stock or Common Stock Equivalents, provided that such division, combination, distribution or dividend actually occurs.

	If the Company shall issue Common Stock Equivalents with different Effective
Prices and such Common Stock Equivalents would under this Section 3.10 require adjustments to the Warrant Price on the same day, then the Warrant
Price and the number of shares purchasable hereunder shall be adjusted seriatim for each type of Common Stock Equivalent with a different Effective

Price, adjusting the Warrant Price and the number of shares purchasable hereunder first for the Common Stock Equivalent with the highest Effective Price, followed by the adjustment for the Common Stock Equivalent with the next highest Effective Price and so on until all adjustments to the Warrant Price and the number of shares purchasable hereunder have been made.


	3.11 Notice of Adjustments in Warrant Price. On the occurrence of each adjustment and readjustment of the Warrant Price (and number of shares purchasable hereunder), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of this Warrant and shall cause to be prepared and furnished to Holder a Certificate
(executed by the Company's President or Chief Financial Officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including: (i) the consideration received or to be received by the Company for any additional shares of Common Stock or Common Stock Equivalents issued or sold or deemed to have been issued or sold; (ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the adjusted Warrant Price. As a part of the annual audit performed by the Company's independent certified public accountants, the Company shall cause such accountants to review and verify the calculations contained in any Certificate specified above, which verification shall be confirmed in writing to the Holder by the accounting firm (unless such verification is waived by Holder at or after the time of receipt of such Certificate of adjustment from the Company). The Company shall, upon the written request at any time of Holder, furnish or cause to be furnished to Holder a like Certificate setting forth: (i) all such adjustments and readjustments to date; (ii) the Warrant Price at that time in effect; and (iii) the number of shares which at the time would be received upon exercise. All certificates and verifications provided to Holder in accordance with this Section shall be mailed or otherwise sent in accordance with Section 6.8 of this Warrant.

	3.12 Duration of Adjusted Warrant Price. Following each adjustment of the Warrant Price, such adjusted Warrant Price shall remain in effect until a further adjustment of the Warrant Price.

	3.13 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price pursuant to this Article III, the number of shares of Common Stock purchasable hereunder shall be adjusted to the nearest whole share, to the number obtained by dividing the Aggregate Price by the Warrant Price as adjusted.


                                  ARTICLE IV
	                        TRANSFER, EXCHANGE AND LOSS

	4.1 Transfer. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred. Notwithstanding the foregoing, Holder shall not be entitled to transfer a number of shares or an interest in this Warrant representing less than five percent (5%) of the aggregate shares initially covered by this Warrant (as presently constituted, with appropriate adjustment being made in the event of stock splits, combinations, reorganizations and the like occurring after the issue date hereof). Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company. Any transferee shall be subject to the same restrictions on transfer with respect to this Warrant as the Purchaser.

	4.2 Securities Laws. In connection with the issuance to Purchaser of this Warrant, Purchaser agrees to execute an investment intent letter in such form as reasonably requested by the Company and its counsel and as may be required to comply with federal and applicable state securities laws. Upon any issuance of shares of Common Stock upon exercise of this Warrant, it shall be the Company's responsibility to comply with the requirements of: (1) the 1933 Securities Act; (2) the Securities Exchange Act of 1934, as amended; (3)
any applicable listing requirements of any national securities exchange; (4) any state securities regulation or "Blue Sky" laws; and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares. If required by the Company, in connection with each issuance of shares of Common Stock upon exercise of this Warrant, the Holder will give:
(i) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (ii) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (iii) its cooperation to the Company in connection with such compliance.

	4.3 Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants which represent, in the aggregate, the Aggregate Price hereof; each new Warrant to represent the right to purchase such portion of the Aggregate Price as Holder shall designate at the time of such exchange.
Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of shares of Common Stock covered thereby, the Aggregate Price of such shares, the percentage stated in
Section 4.1 above, and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.


	4.4 Loss or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.


                                 ARTICLE V
	                              HOLDER RIGHTS

	5.1 No Shareholder Rights Until Exercise. No Holder hereof, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof as provided in Article II hereof.

	5.2 Right to Participate in Dilution Sales. In the event the Company proposes to issue or sell shares of its Common Stock or Common Stock Equivalents in a Dilution Sale, the Company shall give Holder written notice of such proposed Dilution Sale (which shall include a description of the securities proposed to be issued, the price, and the general terms upon which the Company proposes to issue the same) and shall offer to sell to Holder that quantity of such securities which will enable Holder to maintain its pro rata equity interest in the Company. Holder's pro rata equity interest in the Company, for purposes of this right of participation, shall be calculated based upon the ratio the number of shares of Common Stock held by such Holder bears to all shares of Common Stock then issued and outstanding, in each instance calculated assuming complete exercise of all options, warrants (including this Warrant) or other rights to purchase Common Stock and the conversion of all securities convertible into Common Stock. Holder shall have ten (10) days from receipt of such notice to agree to purchase all or any part of the securities so offered by delivery of written notice thereof to the Company stating the quantity of securities to be purchased. Any purchase of securities by the Holder shall be made at the price and upon the same terms as specified in the Company's notice; provided, however, that the purchase price for any such securities purchased by Holder hereunder shall by payable either in cash or, at Holder's option, by offsetting any amounts due Holder in inverse order of maturity pursuant to the Note. The Company shall have ninety (90) days after it provides written notice of a Dilution Sale to Holder (whether or not Holder has yet provided notice of its intent to purchase the securities so offered) to sell such securities at a price and upon general terms no more favorable than those specified in the Company's notice. If the Company has not sold such securities within such ninety (90) day period, the Company shall not thereafter issue or sell any such securities, without first offering such securities to Holder in the manner provided above. The rights of Holder under this Section 5.2 shall not apply to securities issued pursuant to the Company's initial offering and sale of securities as part of a firmly underwritten public offering registered under the 1933 Securities Act and the rights of Holder under this Section 5.2 shall terminate upon the closing of such initial public offering.

	5.3 Registration Rights Under 1933 Securities Act.  Holder shall be entitled to the registration rights contained in the Registration Rights Agreement.
The rights to cause the Company to register securities granted Holder hereunder may not be assigned or transferred except in connection with an assignment or transfer of all or any part of this Warrant pursuant to Article
IV above, or the assignment or transfer of securities purchased upon exercise hereof, subject in each case to restrictions set forth in the Registration
Rights Agreement.


                                    ARTICLE VI
	                                 MISCELLANEOUS

	6.1 Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant
, and the issuance, sale and delivery of the Common Stock or other securities or property issuable or deliverable upon exercise of this Warrant.

	6.2 GOVERNING LAWS. IT IS THE INTENTION OF THE PARTIES HERETO THAT EXCEPT AS SET FORTH BELOW, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, U.S.A. (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN THE VALIDITY OF
THIS WARRANT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO. NOTWITHSTANDING
THE FOREGOING, IF THE COMPANY IS ORGANIZED UNDER THE LAWS OF A STATE OTHER
THAN CALIFORNIA, THE CORPORATION LAWS OF THAT STATE SHALL GOVERN THE
PROCEDURAL AND SUBSTANTIVE MATTERS PERTAINING TO THE DUE AUTHORIZATION,
ISSUANCE, DELIVERY AND EXERCISE OF THIS WARRANT AND OF THE CAPITAL STOCK UPON EXERCISE HEREOF (INCLUDING ANY CAPITAL STOCK ISSUABLE UPON CONVERSION OF ANY CONVERTIBLE SECURITY ISSUABLE UPON EXERCISE HEREOF). EXCEPT AS SET FORTH
BELOW, THE PARTIES HEREBY AGREE THAT ANY SUIT TO ENFORCE ANY PROVISION OF
THIS WARRANT ARISING OUT OF OR BASED UPON THIS WARRANT OR THE BUSINESS RELATIONSHIP BETWEEN ANY OF THE PARTIES HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR THE SUPERIOR
OR MUNICIPAL COURT IN AND FOR THE COUNTY OF SAN MATEO, CALIFORNIA, U.S.A.
EACH PARTY HEREBY AGREES THAT SUCH COURTS SHALL HAVE IN PERSONAM JURISDICTION
AND VENUE WITH RESPECT TO SUCH PARTY, AND EACH PARTY HEREBY SUBMITS TO THE IN PERSONAM JURISDICTION AND VENUE OF SUCH COURTS. IN ADDITION TO THE FOREGOING JURISDICTION, HOLDER, AT ITS SOLE OPTION, MAY COMMENCE ANY SUCH SUIT IN ANY JURISDICTION IN WHICH THE COMPANY HAS A BUSINESS OFFICE OR IS INCORPORATED.

	6.3 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

	6.4 Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

	6.5 Default, Amendment and Waivers. This Warrant may be amended upon the written consent of the Company and those Persons holding in the aggregate the right to purchase a majority of the number of unexercised shares covered by the Warrant initially issued by the Company pursuant to the Stock Purchase Agreement. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure to cure any breach of any term of this Warrant within ten (10) days of written notice thereof shall constitute an event of default under this Warrant.

	6.6 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

	6.7 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

	6.8 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed as follows:

          	Company:	Address as set forth on signature page.

	          Holder :	c/o Technology Funding Inc.
	                 		2000 Alameda de las Pulgas, Suite 250
	                 		San Mateo, California  94403
	                 		Attn:  Contracts Administration

Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective three (3) business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

	6.9 Time.  Time is of the essence of this Warrant.

	6.10 Construction of Agreement.  A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made (e.g., a reference to Section 3 shall include a reference to Sections 3.10 and 3.11).
Additionally, any reference to a Section or Article shall be deemed to additionally refer to and incorporate the corresponding Section or Article set forth in the Additional Warrant Terms attached as Exhibit "A", if any, and, in the case of any inconsistency, the terms set forth on Exhibit "A"
shall control over the terms of the Standard Warrant Terms.  The titles and headings herein are for reference purposes only and shall not in any manner affect the interpretation of this Warrant.

	6.11 No Endorsement.  Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

	6.12 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

	6.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.


		               					DEBTOR:

	               						WASATCH EDUCATION SYSTEMS CORPORATION,
		               					a Utah corporation
		               					5250 South 300 West, Suite 350
			               				Salt Lake City, Utah  84107


				               			By:	/s/ Barbara Morris
				               			Title:	President & CEO

Name of Counsel to Lender		          		Name of Counsel to Debtor

Tomlinson, Zisko, Morosoli & Maser		  	Fenwick & West
200 Page Mill Road, Second Floor	    		Two Palo Alto Square, Suite 800
Palo Alto, California 94306	         		Palo Alto, California  94306
Attention:	Jim C. Curlett	           		Attention:	Robert B. Dellenbach
Telephone:	(415) 325-8666  	         		Telephone:	(415) 494-0600
Fax: 		(415) 324-1808                		Fax:  		(415) 857-0361

					                    		Debtor Name: WASATCH EDUCATION SYSTEMS CORPORATION
				                    			Exhibit:  A to Restated Warrant (B-8)
				                     		Document defined as "Additional Warrant Terms"




         	EXHIBIT "A" TO AMENDED AND RESTATED COMMON STOCK WARRANT
	                       "ADDITIONAL WARRANT TERMS"

	The provisions set forth in this Exhibit "A" constitute the Additional Warrant Terms under the Warrant. To the extent of any inconsistency between the provisions below and the provisions in the main body of the Warrant (referred to as the "Standard Warrant Terms"), the provisions below shall control in that the Additional Warrant Terms have been specifically drafted for this Warrant and have been agreed by Purchaser and the Company to be applicable to this Warrant. The parties acknowledge and agree (the Company, by its execution of this Exhibit "A", and Purchaser by its acceptance of this Warrant under the Stock Purchase Agreement) that the terms contained in this Exhibit "A" shall supersede any contrary or otherwise inconsistent provisions in the Standard Warrant Terms. As to the terms of any other Debt Instrument mentioned or described herein, any conflict or inconsistency of any description or summary herein with the terms of any other Debt Instrument shall be resolved in favor of such other Debt Instrument, whose terms and conditions shall control over any description contained herein.


	These Additional Warrant Terms constitute Exhibit "A" attached to the Amended and Restated Common Stock Warrant dated as of the 30th day of June, 1995, issued to TECHNOLOGY FUNDING SECURED INVESTORS II, A CALIFORNIA LIMITED PARTNERSHIP ("Purchaser") (Purchaser and any party to whom the Warrant may be assigned in accordance with the Warrant being referred to as "Holder"), by WASATCH EDUCATION SYSTEMS CORPORATION, A UTAH CORPORATION having its principal place of business at 5250 South 300 West, Suite 350, Salt Lake City , Utah 84107 ("Company").


	DEFINITIONS

	A.	New Definitions.  The following terms shall, for all purposes of the
Warrant, have the meanings given below:

			None.

	B.	Supplemental Definitions.  The definitions in Article I of the Warrant are modified, expanded and clarified as follows:

		1.2	Aggregate Price.  The Aggregate Price shall be Five Hundred Seventy-
Nine Thousand Seven Hundred Seventy-Three Dollars ($579,773.00).

		1.11	Warrant Price.  The Warrant Price hereunder shall be Fifty Cents
($0.50) per share of Common Stock issuable under this Warrant (subject to adjustment under Article III hereof).



	                                ARTICLE III.
	                   CERTAIN ADJUSTMENTS OF NUMBER OF SHARES
	                         PURCHASABLE AND WARRANT PRICE


	Section 3.1 is hereby amended as follows:

	Notwithstanding anything contained in Section 3.1 of the Warrant to the contrary, each and every time that the Company issues or sells shares of its Common Stock or Common Stock Equivalents in a Dilution Sale subject to
Section 3.1.4 of the Warrant, the Warrant Price shall be reduced to an amount equal to the price per share of Common Stock or Common Stock Equivalents received by the Company in such Dilution Sale. The price per share of Common Stock or Common Stock Equivalents received in a Dilution Sale shall be calculated by dividing the Total Consideration received in the Dilution Sale by the Total Shares issued in the Dilution Sale.

	IN WITNESS WHEREOF, the Company has executed and delivered these Additional
Warrant Terms (Exhibit "A" to Warrant) as of the 30th day of June, 1995.


			             				COMPANY:

				             			WASATCH EDUCATION SYSTEMS CORPORATION,
				             			a Utah corporation
				              		5250 South 300 West, Suite 350
				             			Salt Lake City, Utah  84107


			             				By:	/s/ Barbara Morris
			             				Title:	President & CEO




Name of Counsel to Lender			          	Name of Counsel to Debtor

Tomlinson, Zisko, Morosoli & Maser	  		Fenwick & West
200 Page Mill Road, Second Floor		    	Two Palo Alto Square, Suite 800
Palo Alto, California 94306		         	Palo Alto, California  94306
Attention:	Jim C. Curlett		           	Attention:	Robert B. Dellenbach
Telephone:	(415) 325-8666           			Telephone:	(415) 494-0600
Fax: 		(415) 324-1808                		Fax:  		(415) 857-0361

	                              Exhibit B-1

	               NOTICE OF EXERCISE OF COMMON STOCK WARRANT
                     	BY CASH PAYMENT OF WARRANT PRICE


	                                , 199

Wasatch Education Systems Corporation	     	Aggregate Price
5250 South 300 West, Suite 350		           	of Warrant
Salt Lake City, Utah  84107			             	Before Exercise:	$
		                                     					Aggregate Price
Attention:			                            			Being Exercised:	$

			                                     				Warrant Price:	 	$
				                                                    							per share
					                                     		Number of Shares of
				                                     			Common Stock to
				                                     			be Issued Under
				                                     			this Notice:

				                                     			Remainder Aggregate
				                                     			Price (if any)
			                                     				After Issuance:	$

                                CASH EXERCISE

Gentlemen:

	The undersigned registered Holder of the Common Stock Warrant delivered herewith ("Warrant"), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Common Stock of WASATCH EDUCATION SYSTEMS CORPORATION, a Utah corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant. The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of Common Stock pursuant to this Notice of
Exercise is $              , thereby leaving a remainder Aggregate Price
(if any) equal to $               .  Such exercise shall be pursuant to the
cash exercise provisions of Section 2.1 of the Warrant. Therefore, Holder makes payment with this Notice of Exercise by way of check payable to the
Company in the amount of $                 .  Such check is payment in full
under the Warrant for                  shares of Common Stock based upon the
Warrant Price of $             per share, as currently in effect under the
Warrant. Holder requests that the certificates for the purchased shares of Common Stock be issued in the name of and delivered to "Technology Funding Secured Investors II, a California Limited Partnership", 2000 Alameda de las Pulgas, San Mateo, California 94403. To the extent the foregoing exercise is for less than the full Aggregate Price, a Replacement Warrant representing the remainder of the Aggregate Price and otherwise of like form, tenor and effect should be delivered to Holder along with the share certificates evidencing the Common Stock issued in response to this Notice of Exercise.

			        			TECHNOLOGY FUNDING SECURED INVESTORS III,
              AN INCOME AND FROWTH PARTNERSHIP, L.P.
			         		A CALIFORNIA LIMITED PARTNERSHIP

				        		By:	Technology Funding Inc.,
				           			Managing General Partner


				        		By:
				              			Vice President

                                     	NOTE

	The execution to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.

                              	Exhibit B-2

                  NOTICE OF EXERCISE OF COMMON STOCK WARRANT
	           PURSUANT TO NET ISSUE ("CASHLESS") EXERCISE PROVISIONS

	                                 , 199

Wasatch Education Systems Corporation		       Aggregate Price
5250 South 300 West, Suite 350		             	of Warrant
Salt Lake City, Utah  84107			               	Before Exercise:	$
		                                       					Aggregate Price
Attention:			                              			Being Exercised:	$

		                                       					Warrant Price:	 	$
		                                                       									per share
					                                       		Number of Shares of
			                                       				Common Stock to
	                                       						be Issued Under
				                                       			this Notice:

		                                       					Remainder Aggregate
			                                       				Price (if any)
				                                       			After Issuance:	$

                                	CASHLESS EXERCISE

Gentlemen:

	The undersigned, registered Holder of the Common Stock Warrant delivered herewith ("Warrant", hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Common Stock of WASATCH EDUCATION SYSTEMS CORPORATION, a Utah corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant. The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of Common Stock pursuant to this Notice of
Exercise is $              , thereby leaving a remainder Aggregate Price
(if any) equal to $             .  Such exercise shall be pursuant to the net
issue exercise provisions of Section 2.2 of the Warrant; therefore, Holder makes no payment with this Notice of Exercise. The number of shares to be issued pursuant to this exercise shall be determined by reference to the formula in Section 2.2 of the Warrant which requires the use of the current per share fair market value of the Company's Common Stock. The current fair market value of one share of the Company's Common Stock shall be determined in the manner provided in Section 2.3, which amount has been determined or
agreed to by Holder and the Company to be $          , which figure is
acceptable to Holder for calculations of the number of shares of Common Stock issuable pursuant to this Notice of Exercise [SPECIFY ANY ALTERNATIVE ARRANGEMENTS TO THE FOREGOING, IF NECESSARY OR APPLICABLE]. Holder requests that the certificates for the purchased shares of Common Stock be issued in the name of and delivered to "Technology Funding Secured Investors II, a California Limited Partnership", 2000 Alameda de las Pulgas, San Mateo, California 94403. To the extent the foregoing exercise is for less than the full Aggregate Price of the Warrant, a replacement Warrant representing the remainder of the Aggregate Price (and otherwise of like form, tenor and effect) shall be delivered to Holder along with the share certificate evidencing the Common Stock issued in response to this Notice of Exercise.

						           TECHNOLOGY FUNDING SECURED INVESTORS III,
		               AN INCOME AND GROWTH PARTNERSHIP, L.P.
                 A CALIFORNIA LIMITED PARTNERSHIP

			           			By:	Technology Funding Inc.,
			               			Managing General Partner


				           		By:
		                					Vice President

                                       	NOTE
	The execution to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.